Exhibit 10.15

REPAYMENT AGREEMENT

This Repayment Agreement is being entered into by and between Banzai International, Inc., a Delaware corporation (“Company”), and Donnelley Financial LLC (“Payee”), as of September 13, 2024 (the “Effective Date”). The Company and Payee are each a “Party” and collectively the “Parties” hereto.

WHEREAS, Payee has previously provided various services to the Company (the “Services”), but that representation has concluded.

WHEREAS, the Company acknowledges and agrees that it has incurred outstanding past due fees for such Services in an amount equal to One Million Seventy Two Thousand One Hundred Forty Seven and 75/100 Dollars ($1,072,147.75) (the “Total Unpaid Fee Amount”) and desires to satisfy all unpaid accounts receivable owing from the Company to the Payee for the Services through payment of the Unpaid Fee Amount in accordance with the terms of this Agreement.

NOW THEREFORE, for good and valuable consideration, the adequacy and sufficiency of which is hereby acknowledged by both Parties, the Parties agree as follows:

1. The Parties hereby agree that Company shall satisfy the Unpaid Fee Amount by making periodic payments to Payee pursuant to Schedule A attached hereto1. As such, Payee agrees to reduce the Unpaid Fee Amount by Seven Hundred Fifteen Thousand One Hundred Twenty Two and 55/100 Dollars ($715,122.55) to Three Hundred Fifty Seven Thousand Twenty Five and 20/100 Dollars (the “Reduced Unpaid Fee Amount”) in full accord and satisfaction of the Unpaid Fee Amount, subject to the exceptions listed below.

2. As of the Effective Date Payee agrees that, in exchange for the foregoing, and subject to the exceptions below, no interest, late fees or penalties of any kind shall accrue on the Unpaid Fee Amount through the date on which the Unpaid Fee Amount is fully satisfied.

3. Exceptions. The following events shall result in the Total Unpaid Fee Amount (less any Reduced Unpaid Fee Amount payments received hereunder) becoming immediately due and payable to Payee:

a.	Default. Upon a Default (as defined below), Payee shall be immediately entitled to exercise all of its legal and equitable rights and remedies without further notice to Company. The following shall constitute a default (“Default”) and event of Default under this Agreement: (a) failure by Company to timely make any of the payments set forth in Paragraph 1, Schedule A or Paragraph 4, including the Reduced Unpaid Fee Amount and fees for any New Services as defined below; (b) failure by Company to make future payments due to Payee for any other work performed by Payee for Company; and (c) the dissolution or termination of Company’s existence as a going business, the appointment of a receiver for any part of Company’s property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Company.

4. New Services. If Company Customer indicates that it wishes to purchase new and/or additional services from Payee (the “New Services”), fees for those services do not form a part of the Total Unpaid Fee Amount or Reduced Unpaid Fee Amount. Should Payee agree to provide any New Services, timely payments for the New Services will be made in accordance with the applicable order or statement of work for such New Services.

3. Governing Terms. Other than as specifically set forth herein, this Repayment Agreement shall be governed by the post-termination provisions of Payee’s engagement letter with the Company, attached hereto as Exhibit A.

4. Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

5. Confidentiality. The Company shall hold and shall cause its affiliates and representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, the existence and subject matter of this Repayment Agreement. The Company shall not make any public disclosure or permit any of its representatives or affiliates to make any public disclosure (whether or not in response to an inquiry) of the existence or subject matter of this Repayment Agreement unless previously approved by Payee in writing. In the event that the Company believes that it is required to disclose any such confidential information pursuant to applicable Laws, the Company shall give timely written notice to Payee so that Payee may have an opportunity to obtain a protective order or other appropriate relief.

6. Addresses for Notices, etc. Any notice required or permitted hereunder shall be given in writing and shall be conclusively deemed effectively given upon personal delivery or delivery by courier, or on the day of transmission if sent by confirmed electronic transmission during normal business hours, or if sent outside of business hours, then the business day following the date of transmission by confirmed electronic transmission, or four (4) business days after deposit in the United States mail, by registered or certified mail, postage prepaid, addressed to the Company or Payee, as set forth below, or at such other address as the Company or the Payee may designate by advance written notice to the other parties hereto.

If to the Company:	Banzai International, Inc. 435 Ericksen Ave, Suite 250 Bainbridge Island, Washington 98110 Attn: Joe Davy Email:
If to the Payee:

Donnelley Financial LLC
35 West Wacker Drive
Chicago, IL 60601
Attn: James Obiniana
Email:

IN WITNESS WHEREOF, the undersigned have caused this Repayment Agreement to be executed by its duly authorized officers as of the date first written above.

Company:

BANZAI INTERNATIONAL, INC.

By:
Name:	Joseph Davy
Title:	Chief Executive Officer

DONNELLEY FINANCIAL LLC

By:
Name:	[___________________]
Title:	[__________________]

Exhibit A

Payment	Date	Amount
Payment 1	October 1, 2024	$45,000.00
Payment 2	November 1, 2024	$28,365.93
Payment 3	December 1, 2024	$28,365.93
Payment 4	January 1, 2025	$28,365.93
Payment 5	February 1, 2025	$28,365.93
Payment 6	March 1, 2025	$28,365.93
Payment 7	April 1, 2025	$28,365.93
Payment 8	May 1, 2025	$28,365.93
Payment 9	June 1, 2025	$28,365.93
Payment 10	July 1, 2025	$28,365.93
Payment 11	August 1, 2025	$28,365.93
Payment 12	September 1, 2025	$28,365.93